Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
India Globalization Capital, Inc.

We hereby consent to the incorporation by reference to (i) the Registration Statement No. 333-171609 on Form S-8 pertaining to the India Globalization Capital, Inc. 2008 Omnibus Incentive Plan  and to (ii) the Registration Statement No. 333-185502 on Form S-3 of India Globalization Capital Inc., of our report dated July 14, 2012 with respect to the consolidated financial statements of India Globalization Capital Inc.as of March 31, 2012 and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for the period ended March 31,2012 included in this Annual Report (Form 10-K) of India Globalization Capital Inc. for the year ended March 31, 2013.

YOGANANDH & RAM
Chennai, India
April 23, 2014